Exhibit 99

General Cable Reports Fourth Quarter Results

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--February 8, 2011--General Cable Corporation (NYSE: BGC), one of the most globally diversified industrial companies, reported today results for the fourth quarter ended December 31, 2010. Diluted earnings per share for the fourth quarter of 2010 were $0.66. Included in these results was $0.09 per share of non-cash convertible debt interest expense. Before the impact of this item, adjusted non-GAAP earnings per share for the fourth quarter of 2010 would have been $0.75.

Highlights

  Reported revenues and adjusted earnings per share of $1.36 billion and $0.75, respectively, both exceeding the range of management’s expectations
  Operating income in the fourth quarter of 2010 increased 50% or $21.1 million to $63.2 million compared to $42.1 million in the third quarter of 2010
  Third consecutive quarter of sequential volume improvement as metal pounds sold for the fourth quarter increased 6.3% principally due to better than expected demand across Europe and strong demand for transmission products in the United States and Brazil
  Volume as measured in metal pounds sold for transmission products in the United States reached an all-time quarterly high
  Completed an equity investment in Pakistan Cables further expanding the Company’s geographic footprint and opportunities in emerging markets
  Increased ownership interest in the Company’s Zambian subsidiary, Zamefa
  Industry Week’s 2010 Best Plant Award received by our Franklin, Massachusetts facility

Fourth Quarter Results

Net sales for the fourth quarter of 2010 were $1,357.8 million, an increase of $87.4 million, or 6.9%, compared to the fourth quarter of 2009 on a metal-adjusted basis. Before the impact of unfavorable foreign currency exchange rate changes of $46.0 million, metal adjusted net sales for the fourth quarter increased 10.5% compared to the fourth quarter of 2009. Volume based on metal pounds sold increased 12.8% in the fourth quarter of 2010 compared to 2009, and was up 6.3% compared to the third quarter of 2010.

Operating income in the fourth quarter of 2010 increased 50% or $21.1 million to $63.2 million compared to $42.1 million in the third quarter of 2010. The increase in operating income was principally due to the impact of improved global sales volumes, the benefit of cost reduction efforts made over the past two years as well as the achievement of project milestones during the fourth quarter associated with our submarine energy cable business. The rapid and relatively linear $0.78 per pound escalation of copper costs in the fourth quarter was mitigated by the impact of relieving lower average cost inventory through cost of sales under the average cost accounting method. Real net added value pricing remained weak though there are signs of greater stability in some markets. Operating margin was 4.7% in the fourth quarter of 2010, an increase of approximately 120 basis points from the operating margin of 3.5% in the third quarter of 2010.

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “Very strong transmission cable demand in the United States and Brazil as well as a growing business in Mexico offset normal seasonal volume declines in other product areas in North America and ROW. In Europe, the Company experienced better than expected demand across the majority of its businesses and the achievement of project milestones associated with our submarine energy cable business. Our project related businesses by their nature have been and we expect will continue to be volatile in terms of their revenues and earnings recognition. While the benefit of a stronger fourth quarter in our transmission and project related businesses is welcome, our end markets and overall demand have only started to improve in many locations. As a result, we continue to believe that capacity utilization rates and value-added pricing, while improving, have a long way to go. In addition, volatile metal pricing has made demand forecasting, especially in our distribution channels, extremely complex. ”

In ROW, volume as measured in metal pounds sold increased 17.2% in the fourth quarter of 2010 compared to the fourth quarter of 2009 and was up 1.6% sequentially as compared to the third quarter of 2010. The sequential improvement in volume as measured in metal pounds sold reflects the impact of shipments of transmission products in Brazil, higher spending on the electrical infrastructure in Venezuela and a growing business in Mexico, which more than offset normal seasonal demand patterns.

In North America, volume as measured in metal pounds sold increased 18% in the fourth quarter of 2010 compared to the fourth quarter of 2009 and was up 2.4% sequentially when compared to the third quarter of 2010, also more than offsetting normal seasonal demand patterns. The Company benefited from the release of a number of aerial cable projects for the transmission grid that resulted in an all-time quarterly high in terms of metal pounds sold for transmission products in the fourth quarter of 2010 as well as solid demand for medium-voltage cables for terrestrial wind farm projects. Excluding transmission products, the Company experienced a fourth quarter volume improvement of 14.1% compared to the prior year as measured by metal pounds sold across its remaining product portfolio in North America. Consistent with historical seasonal demand patterns, volumes in these businesses, excluding transmission products, were down 8.8% in the fourth quarter compared to the third quarter of 2010.

In Europe, volume as measured in metal pounds sold increased 2.8% in the fourth quarter of 2010 compared to the fourth quarter of 2009 and was up 18% sequentially when compared to the third quarter of 2010. The third quarter of 2010 represented a quarterly low in terms of volume over the last five years. The sequential improvement in volume as measured by metal pounds sold was primarily due to demand for the Company’s low- and medium-voltage products in France and the supply of offshore specialty cables manufactured in Germany and, to a lesser extent, the achievement of project milestones in our submarine energy cable business.

Other income of $3.7 million in the fourth quarter of 2010 was primarily attributable to the strengthening of various foreign currencies relative to the US Dollar. In Venezuela, the government abolished the two-tier currency regime in the fourth quarter of 2010 which had no impact on the Company’s financial results for the quarter.

Liquidity

Net debt was $526.8 million at the end of the fourth quarter of 2010, a decrease of $82.9 million from the end of the third quarter of 2010. The decrease in net debt is principally the result of increased earnings and planned reductions in working capital due to normal seasonal trends which more than offset the impact on working capital of rapidly rising metal costs. The Company continues to maintain adequate liquidity to fund operations, which could include increased working capital requirements as a result of higher raw material cost inputs, internal growth, and continuing product and geographic expansion opportunities.

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share. The dividend is payable on February 24, 2011 to preferred stockholders of record as of the close of business on January 31, 2011. The Company expects the quarterly dividend payment to be less than $0.1 million.

First Quarter 2011 Outlook

For the first quarter, the Company expects to report earnings before the impact of non-cash convertible interest expense in the range of $0.45 to $0.55 per share. Revenues are expected to be approximately $1.4 to $1.45 billion. The Company expects sequentially improved volumes in the first quarter of approximately 2% due to higher projected demand across many of the Company’s businesses in ROW and North America, partially offset by a sequential decline in volume attributable to transmission products after a strong fourth quarter. “The ongoing strengthening of demand in many of our markets as well as the prospect of further transmission spending by utilities in the United States is encouraging. However, we expect any improvement in value-added pricing will be impeded in the short term by a very unsettled and inflationary metal price environment. Industry capacity utilization rates are gradually improving but remain well below 2006 to 2008 peak levels as our business generally lags construction spending,” Kenny concluded. Our first quarter outlook assumes current metal prices, no Venezuela foreign currency exchange transactional gains or losses and a higher effective tax rate for the quarter. A reconciliation of expected GAAP earnings per share is as follows:

	Q1 2011 Outlook	Q1 2010 Actual
GAAP earnings per share	$0.36 - $0.46	$(0.15)
Non-cash convertible interest expense	0.09	0.09
Devaluation of Venezuelan Bolivar	-	0.56
Adjusted Non-GAAP earnings per share	$0.45 - $0.55	$0.50

Reconciliation of Non-GAAP Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we discuss in this earnings release earnings per share for the fourth quarter of 2010 and 2009 as adjusted for the impact of non-cash convertible debt interest expense. This Company-defined adjusted measure is being provided because management believes it is useful in analyzing the operating performance of the business. This measure may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to accounting principles generally accepted in the United States. A reconciliation of earnings per share as reported to adjusted non-GAAP earnings per share follows:

	Fourth Quarter EPS
	2010	2009
EPS as Reported	$0.66	$0.16
Adjustments to reconcile EPS:
Non-cash convertible interest expense	0.09	0.14
Change in Mexico tax law	-	0.12
Loss on extinguishment of debt	-	0.10
Adjusted Non-GAAP EPS	$0.75	$0.52

General Cable will discuss fourth quarter results on a conference call that will be broadcast live at 8:30 a.m. ET, February 9, 2011. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements can generally be identified by use of forward-looking terminology such as “believe,” “expect,” “may,” “will” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; the impact of unexpected future judgments or settlements of claims and litigation; the impact of foreign currency fluctuations, compliance with U.S. and foreign laws and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending December 31, 2009, and its subsequent quarterly reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of February 8, 2011. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

TABLES TO FOLLOW

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Twelve Fiscal Months Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Net sales	$1,357.8	$1,129.0	$4,864.9	$4,385.2
Cost of sales	1,211.4	991.0	4,310.9	3,865.7
Gross profit	146.4	138.0	554.0	519.5

Selling, general and
administrative expenses	83.2	81.6	331.6	339.6
Operating income	63.2	56.4	222.4	179.9
Other income (expense)	3.7	(4.0)	(28.1)	7.0
Interest income (expense):
Interest expense	(19.8)	(20.6)	(77.0)	(86.6)
Interest income	1.7	0.9	5.4	3.6
Loss on extinguishment of debt	-	(7.6)	-	(7.6)
	(18.1)	(27.3)	(71.6)	(90.6)

Income before income taxes	48.8	25.1	122.7	96.3
Income tax provision	(14.3)	(16.2)	(47.2)	(32.7)
Equity in earnings of affiliated companies	0.4	0.5	1.4	0.9
Net income including noncontrolling interests	34.9	9.4	76.9	64.5
Less: preferred stock dividends	0.1	0.1	0.3	0.3
Less: net income (loss) attributable to noncontrolling interest	(0.2)	0.8	7.4	7.9
Net income applicable to common shareholders	$35.0	$8.5	$69.2	$56.3

Earnings per share
Earnings per common share - basic	$0.67	$0.16	$1.33	$1.08
Weighted average common shares - basic	52.1	52.0	52.1	52.0
Earnings per common share-
assuming dilution	$0.66	$0.16	$1.31	$1.07
Weighted average common shares-
assuming dilution	53.1	52.9	53.1	52.8

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Twelve Fiscal Months Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Revenues (as reported)
North America	$466.6	$356.8	$1,785.0	$1,484.6
Europe and Mediterranean	445.7	429.1	1,498.6	1,562.7
Rest of World	445.5	343.1	1,581.3	1,337.9
Total	$1,357.8	$1,129.0	$4,864.9	$4,385.2

Revenues (metal adjusted)
North America	$466.6	$399.5	$1,785.0	$1,720.5
Europe and Mediterranean	445.7	474.6	1,498.6	1,783.9
Rest of World	445.5	396.3	1,581.3	1,632.4
Total	$1,357.8	$1,270.4	$4,864.9	$5,136.8

Metal Pounds Sold
North America	82.0	69.5	300.7	304.7
Europe and Mediterranean	76.6	74.5	279.1	295.9
Rest of World	98.7	84.2	352.5	349.3
Total	257.3	228.2	932.3	949.9

Operating Income
North America	$23.9	$6.0	$96.9	$19.8
Europe and Mediterranean	18.3	28.4	36.8	70.2
Rest of World	21.0	22.0	88.7	89.9
Total	$63.2	$56.4	$222.4	$179.9

Return on Metal Adjusted Sales
North America	5.1%	1.5%	5.4%	1.2%
Europe and Mediterranean	4.1%	6.0%	2.5%	3.9%
Rest of World	4.7%	5.6%	5.6%	5.5%
Total Company	4.7%	4.4%	4.6%	3.5%

Capital Expenditures
North America	$7.1	$7.5	$20.5	$28.8
Europe and Mediterranean	13.2	14.6	32.9	78.3
Rest of World	13.6	11.2	63.0	36.5
Total	$33.9	$33.3	$116.4	$143.6

Depreciation & Amortization
North America	$8.5	$9.0	$34.7	$35.2
Europe and Mediterranean	9.1	9.8	35.9	35.1
Rest of World	9.9	9.3	34.9	35.5
Total	$27.5	$28.1	$105.5	$105.8

Revenues by Major Product Lines
Electric Utility	$431.2	$350.0	$1,501.4	$1,494.4
Electrical Infrastructure	358.3	252.1	1,345.7	1,095.2
Construction	370.3	275.3	1,196.7	1,008.5
Communications	140.9	203.3	593.7	626.1
Rod Mill Products	57.1	48.3	227.4	161.0
Total	$1,357.8	$1,129.0	$4,864.9	$4,385.2

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)
Assets	December 31, 2010	December 31, 2009
Current Assets:	(unaudited)
Cash and cash equivalents	$458.7	$499.4
Receivables, net of allowances of $21.1 million at December 31, 2010 and $21.9 million at December 31, 2009	1,073.7	903.6
Inventories	1,117.3	1,002.4
Deferred income taxes	40.8	52.6
Prepaid expenses and other	104.4	94.7
Total current assets	2,794.9	2,552.7

Property, plant and equipment, net	1,039.6	1,015.3
Deferred income taxes	18.4	24.1
Goodwill	174.9	157.4
Intangible assets, net	199.6	197.6
Unconsolidated affiliated companies	17.4	10.2
Other non-current assets	79.3	56.8
Total assets	$4,324.1	$4,014.1

Liabilities and Total Equity
Current Liabilities:
Accounts payable	$928.1	$762.5
Accrued liabilities	385.2	361.9
Current portion of long-term debt	117.5	53.0
Total current liabilities	1,430.8	1,177.4
Long-term debt	868.0	869.3
Deferred income taxes	172.7	209.5
Other liabilities	244.4	248.1
Total liabilities	2,715.9	2,504.3

Commitments and Contingencies

Total Equity:
Redeemable convertible preferred stock, at redemption value
(liquidation preference of $50.00 per share)
December 31, 2010 - 76,202 outstanding shares
December 31, 2009 - 76,202 outstanding shares	3.8	3.8
Common stock, $0.01 par value, issued and outstanding shares:
December 31, 2010 - 52,116,390 (net of 6,211,854 treasury shares)
December 31, 2009 - 52,008,052 (net of 6,187,527 treasury shares)	0.6	0.6
Additional paid-in capital	653.0	637.1
Treasury stock	(74.0)	(72.9)
Retained earnings	875.3	806.1
Accumulated other comprehensive income (loss)	21.5	(8.9)
Total Company shareholders' equity	1,480.2	1,365.8
Noncontrolling interest	128.0	144.0
Total equity	1,608.2	1,509.8
Total liabilities and equity	$4,324.1	$4,014.1

CONTACT:
General Cable Corporation
Len Texter, 859-572-8684
Manager, Investor Relations